As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Warner Music Group Corp.

(Exact name of registrant as specified in its charter)

Delaware	13-4271875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

75 Rockefeller Plaza

New York, NY 10019

Telephone: (212) 275-2000

(Address of principal executive offices) (Zip code)

WARNER MUSIC GROUP CORP. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Paul M. Robinson, Esq.

Warner Music Group Corp.

75 Rockefeller Plaza

New York, NY 10019

(Name and address of agent for service)

(212) 275-2000

(Telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Deferred Compensation Obligations (1)	$20,000,000.00	N/A	$20,000,000.00	$1,426.00

(1)	The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Warner Music Group Corp. Deferred Compensation Plan.
(2)	The proposed maximum aggregate offering price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the participants in the Warner Music Group Corp. Deferred Compensation Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by Warner Music Group Corp. (the “Company” or the “Registrant”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed on November 17, 2010; and

2.	The Registrant’s Current Report on Form 8-K filed on November 19, 2010.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 , prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

This Registration Statement covers deferred compensation obligations (“Obligations”) that may be offered under the Warner Music Group Corp. Deferred Compensation Plan (the “Plan”), which is filed as Exhibit 99.1 hereto. The following summary is qualified in its entirety by reference to the Plan.

The Obligations represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The Plan became effective on November 16, 2010. The Plan is nonqualified and is intended to be considered unfunded for tax purposes.

Subject to the terms and conditions set forth in the Plan, every year each participating employee may elect to defer all or a portion of his or her bonus to be earned in the next year, and such deferred amounts, if any, will be credited to such participant’s account. Amounts in a participant’s account will be indexed to one or more deemed investment funds chosen by each participant from a range of such alternatives available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The Obligations are generally payable upon a date or dates selected by a participant under the Plan or following the participant’s termination of employment, subject to exceptions for in-service withdrawals for an unforeseeable emergency. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of participants.

The obligation to pay the balance of each participant’s account will at all times be an unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds (or from a “rabbi trust” as described below) and are subject to the risk of corporate insolvency. The Company intends to establish a “rabbi trust” (the assets of which will remain subject to the claims of the Company’s general creditors) for the purpose of assisting the Company in meeting its obligations under the Plan. In the event of a change of control, the Company shall cause such trust to be fully funded with amounts necessary to cover all accrued benefits under the Plan through the date of such change of control.

A participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries generally may not alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Plan. The Company reserves the right to amend or terminate the Plan at any time.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Paul M. Robinson, Esq., Executive Vice President, General Counsel of the Company, whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is an employee of the Company and is eligible to participate in the Plan. Mr. Robinson owns or has the right to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides, among other things, that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, and a corporation may indemnify any of the persons described above against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, in actions brought by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the Delaware Court of Chancery or the court in which such action was brought believes that in light of all the circumstances indemnification should apply. The DGCL mandates indemnification to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding of the type referred to above or in defense of any claim, issue or matter therein.

Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith or engaged in intentional misconduct or knowingly violated a law, (iii) authorized a payment in violation of Section 174 of the DGCL (unlawful dividends or stock repurchases or redemptions) or (iv) obtained an improper personal benefit. Article VIII, paragraph A of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides for such eliminations and limitations on the liability of directors of the Company.

Article VIII of the Company’s Charter provides that the Company shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director, officer or employee of the Company or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Company as a director, officer, employee, manager, partner or trustee of, or in a similar capacity for any other entity, or by reason of any action taken or omitted or alleged to have been taken or omitted by any such person in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Company, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Company, against all expenses (including court costs and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action or suit by or in the right of the Corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and then only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses. The Company shall indemnify directors and officers for expenses (including court costs and attorneys’ fees) reasonably incurred in connection with a proceeding successfully establishing a right to indemnification, in whole or in part, pursuant to Article of the VIII of the Charter. However, the Company shall not be required to indemnify directors and officers against expenses incurred in connection with a proceeding (or part thereof) initiated a director or officer against the Company or any other person who is entitled to indemnification under Article VIII, unless the initiation of the proceeding was approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld.

The Company shall, in advance of the final disposition of the matter and subject to certain conditions, pay or promptly reimburse any expenses reasonably incurred in investigating and defending or responding to any action, suit, proceeding, investigation or appeal. The right to indemnification and advancement of expenses shall continue as to any person who formerly was an officer, director or employee of the Company in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer, director or employee of the Company and shall inure to the benefit of their estate, heirs, executors and administrators. Unless otherwise required by the DGCL, the burden of proving that a person is not entitled to indemnification or advancement of expenses under Article VIII of the Company’s Charter is on the Company. Any repeal or modification of the foregoing provisions shall not adversely affect any right or protection of a director or officer of the Company with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Article VIII of the Company’s Charter also provides that the Company shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss.

The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

ITEM 9.	UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 23, 2010.

WARNER MUSIC GROUP CORP.

By:	/s/ EDGAR BRONFMAN, JR.
Name:	Edgar Bronfman, Jr.
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul M. Robinson and Trent N. Tappe, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the undersigned in the undersigned’s name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ EDGAR BRONFMAN, JR.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 23, 2010
Edgar Bronfman, Jr.

/S/ STEVEN MACRI	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 23, 2010
Steven Macri

/S/ SHELBY W. BONNIE	Director	November 23, 2010
Shelby W. Bonnie

/S/ RICHARD J. BRESSLER	Director	November 23, 2010
Richard J. Bressler

/S/ JOHN P. CONNAUGHTON	Director	November 23, 2010
John P. Connaughton

/S/ PHYLLIS E. GRANN	Director	November 23, 2010
Phyllis E. Grann

/S/ MICHELE J. HOOPER	Director	November 23, 2010
Michele J. Hooper

/S/ SCOTT L. JAECKEL	Director	November 23, 2010
Scott L. Jaeckel

/S/ SETH W. LAWRY	Director	November 23, 2010
Seth W. Lawry

/S/ THOMAS H. LEE	Director	November 23, 2010
Thomas H. Lee

/S/ IAN LORING	Director	November 23, 2010
Ian Loring

/S/ MARK E. NUNNELLY	Director	November 23, 2010
Mark E. Nunnelly

/S/ SCOTT M. SPERLING	Director	November 23, 2010
Scott M. Sperling

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Paul M. Robinson, Esq., Executive Vice President and General Counsel of the Company (filed herewith)

23.1	Consent of Paul M. Robinson, Esq., Executive Vice President and General Counsel of the Company (reference is made to Exhibit 5.1 filed herewith)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney (included on signature page of the Registration Statement)

99.1	Warner Music Group Corp. Deferred Compensation Plan (filed herewith)